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                                                                   EXHIBIT 10.26

                  SECOND AMENDMENT TO STANDARD INDUSTRIAL LEASE


       This Second Amendment to Standard Industrial Lease ("Second Amendment") is made to be effective the 1st day of May, 2000 by and between The Klokke Corporation, a California Corporation ("Lessor") and Silicon Valley Group, Inc., a California Corporation ("Lessee").


                                    RECITALS

      THIS SECOND AMENDMENT IS MADE WITH REFERENCE TO THE FOLLOWING FACTS:

       A. By that certain Lease, made February 7, 1985, Lessor leased to Thermco Systems, Inc. ("Thermco") and Thermco leased from Lessor those certain premises (the "original Premises") commonly known as 1482 North Batavia Street, City of Orange, State of California and including approximately 76,860 square feet of office and industrial space comprising an entire building and as more particularly described in said Lease. The Lease was amended by that certain First Amendment to Standard Industrial Lease dated November 14, 1989 which extended the termination date of the Lease to September 30, 1999 ("Lease Expiration Date").

       B. Thermco thereafter merged into Lessee and Lessee entered into a sublease with CHAMPION INDUSTRIES as described in Recital D below.

       C. Lessor and Lessee agree that from and after May 1, 2000 Lessee shall occupy only a portion of said Original Premises comprising approximately 50,580 square feet, being the space cross-hatched in red on Exhibit A hereto (the "Thermco Premises" hereafter).

       D. Lessor and Lessee agree that the remaining space of the Original Premises, comprising about 26,280 square feet (the "Champion Space"), heretofore occupied by CHAMPION Industries under a sublease with Lessee, shall be rented directly by Lessor to CHAMPION INDUSTRIES effective May 1, 2000. The sublease shall end concurrently.

       E. Lessor and Lessee desire to extend the Lease Expiration Date relative to the Thermco Premises to September 30, 2004 ("Extended Term") on the terms and conditions set forth in this Second Amendment if CHAMPION INDUSTRIES leases the Champion Space for the same time period and on comparable terms and conditions.

       F. Lessee shall be provided one (1) option to extend the Lease Term for the Thermco Premises for an additional term of five years commencing when the renewal term expires on September 30, 2004, which renewal will be contingent on CHAMPION INDUSTRIES or a successor approved by Lessor renewing its tenancy as to the Champion Space.


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       NOW, THEREFORE, in consideration of the mutual covenants herein contained, the mutual covenants contained in the Lease and the consideration set forth below, the parties incorporate the foregoing Recitals and also agree as follows:

       1. THERMCO PREMISES. The location leased to Lessee from and after May 1,2000 shall be approximately 50,580 square feet of industrial warehouse space located at 1482 North Batavia Street, Orange, California (the "Thermco Premises" described in Recital A above).

       2. Term. The current term of the Lease between Lessor and Lessee is hereby extended until September 30,2004 but as to the Thermco Premises only.

       3. RENT.

          (a) The minimum monthly rent provided for under the Lease (the "Base Rent") for the Thermco Premises commencing May 1, 2000 shall be at a rate of $30,348.00 ($0.60 per square foot) per mouth plus additional charges set forth in the Lease.

               The Base Rent shall be subject to adjustment during the current term of the Lease as extended by this Second Amendment on the following dates ("Adjustment Date"):
               (i) May 1, 2001
               (ii) May 1, 2002
               (iii) May 1, 2003.

          (c) On each Adjustment Date, the Base Rent shall be increased by a percentage equal to the annual increase in the Consumer Price Index Pacific Cities and U.S. Average for all "Urban Consumers" in the Los Angeles-Long Beach-Anaheim areas 1980=100 or if such index is no longer in use, such similar index as is reasonably chosen by Lessor ("Index") as computed in the following manner:

               (i) On the May 1,2001 Adjustment Date, the Base Rent shall be increased by the percentage increase in the Index as measured from the month of April 2000 to the month of March 2001 (i.e., the Base Rent beginning on the Adjustment Date shall equal the Base Rent for the month prior to the Adjustment Date plus an amount equal to that Base Rent amount multiplied by a number where the numerator is the Index at the beginning of the measurement period and the denominator is the Index at the end of the measurement period).


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               (ii)  On the May 1,2002 Adjustment Date, the Base Rent shall be increased by the percentage increase in the Index as measured from the month of April 2001 to the month of March 2002 using the method described in subsection (i) of this Paragraph 3(c).

               (iii) On the May 1,2003 Adjustment Date, the Base Rent shall be increased by the percentage increase in the Index as measured from the month of April 2002 to the month of March 2003 using the method described in subsection (i) of this Paragraph 3(c).

       4. OPTION TO EXTEND.

          (a) Grant of Option. Lessor hereby grants to Lessee one (1) option to extend the term of said Lease as it is stipulated in this Second Amendment; said option to extend shall be for an additional term of five (5) years. If the option to extend is exercised by Lessee, then the option term shall commence at the expiration of the current Lease Term. Said option shall be solely for the Thermco Premises and shall be valid only if either (i) CHAMPION INDUSTRIES timely exercises a like renewal option as to the Champion Space; or (ii) Lessee exercises its Right of First Refusal as set forth in Paragraph 7(a) hereof.

          (b) Exercise of Option. Lessee may exercise the option to extend by giving Lessor written notice of intent to extend not later than April 1, 2004.

          (c) Lease Term for Option. if the option is exercised by Lessee, the Base Rent shall be adjusted in accordance with the mechanism set forth in Paragraph 2(c) above on May 1, 2004; May 1, 2005; May 1, 2006; May 1, 2007; May 1, 2008; and May 1, 2009. That option term would end on September 30, 2009.

       5. CAM CHARGES.

          (a) Pro-rata Share. Lessee shall pay to Lessor, in addition to Base Rent, Lessee's pro-rata share for the above-referenced Thermco Premises. The current total CAM charges for the Original Premises is $1,135.96.


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          (b)  CAM-Method of Calculation The pro-rata share shall be calculated as follows:

               Occupied Square Footage/Total Square Footage x 100=Pro-rata share
                         50,580 sq. ft./76,860 sq. ft. x 100 = 66%

          (c) CAM Amount. Lessee's initial pro-rata share of the CAM charges, effective as of May 1, 2000, is $749.97 per month.

          (d) Lessor represents that the pro-rata share is a fair approximation of the expenses allocable to tenants in the Original Premises. In the event that, for any particular expense, a pro-rata allocation does not result in an equitable allocation of CAM charges, Lessor shall have the right (and Lessee shall have the right to request of Lessor) to apportion such CAM charges on an equitable basis.

       6. UTILITY USAGE.

          (a) Lessee and CHAMPION Industries shall be jointly and severally liable for all utility costs attributable to the Thermco Premises and the Champion Space. They may divide the cost among themselves as they decide, but each remains fully liable to Lessor should some utility payment not be timely made. Such joint and several liability shall not apply as between Lessee and any occupant of the Champion Space other than CHAMPION INDUSTRIES or any company affiliated with CHAMPION INDUSTRIES.

          (b) Lessee shall promptly undertake a review and thereafter with CHAMPION INDUSTRIES implement reasonable changes in policy for the turning off of lights and other utilities after normal business hours, both as to the Thermco Premises and the Champion Space.

       7. TERMINATION OF LEASE/RIGHT OF FIRST REFUSAL.

          (a) First Right of Refusal. In the event that CHAMPION INDUSTRIES (i) defaults on its tenancy obligations as they pertain to the Champion Space and vacates possession, (ii) fails to exercise its right to extend the lease as referred to in Recital F of this Second Amendment or (iii) seeks to sublease any or all of the Champion Space and Lessor has a right to recapture such portion of the Champion Space, then Lessee shall have a right of first refusal ("Right of First Refusal") to take possession of the Champion Space (or such portion as may be recaptured) on the following terms and conditions:


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               (x)   Lessor shall provide written notice to Lessee that one of
                     the events described in subsections (i) through (iii) of Paragraph 7(a) of this Second Amendment has occurred no later than fifteen (15) days following the occurrence of such event ("Lessor Notice").

               (y) Lessee, no later than fifteen (15) days following receipt by Lessee of the Lessor Notice, shall provide written notice to Lessor as to whether Lessee intends to exercise its Right of First Refusal.

               (z) In the event Lessee timely notifies Lessor that it will exercise its rights to the Champion Space, the new lease between Lessor and Lessee for the Champion Space (or in the event of a sublease by CHAMPION INDUSTRIES, the recaptured portion of the Champion Space) shall be on the same terms and conditions (including any renewal/option rights) as the lease for the Champion Space between CHAMPION INDUSTRIES and Lessor referred to in Recital E of this Second Amendment.

          (b) Termination of Lease. In the event that Lessee does not timely exercise the right of first refusal for the Champion Space as described in subsections (i) and (ii) of Paragraph 7(a) hereof, Lessor shall have the right to terminate this Lease with Lessee by giving Lessee a sixty (60) day written notice to vacate.

       8. ABSENCE OF DEMISING WALL. Lessee acknowledges: (a) that there is no demising wall or other physical partition between the Thermco Premises and the Champion Space; b) that Lessor possesses no obligation to erect or pay for any such demising wall or other physical partition; and (c) that Lessee shall have no affirmative claims against Lessor or defenses to claims for sums due under this Lease to Lessor by virtue of the proximity of or trespasses by personnel or invitees of CHAMPION INDUSTRIES and/or any other conduct by CHAMPION INDUSTRIES. By way of example and not limitation, if the utilities are disconnected by some negligent behavior of someone employed by CHAMPION INDUSTRIES, Lessee shall have no recourse against Lessor relative thereto and shall receive no offset or reduction in its rental or other obligations under this Lease.

       9. RESTRICTION ON ASSIGNMENT: PROHIBITION AGAINST SUBLEASING.

       Paragraph 12 of the Lease is hereby modified in the following particulars:

          (a) any right of assignment granted Lessee therein is now restricted to the Thermco Premises; and


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          (b)  the right to sublease the Thermco Premises shall be subject to the Lessor's consent, not to be unreasonably withheld to a subtenant who will agree to be bound by all of the occupancy terms applicable to Lessee under the Lease as amended through the date of such subletting.

       10. SECURITY GUARD. Neither Lessee nor CHAMPION INDUSTRIES shall be entitled to station any security guard outside of the former Original Premises except under a program approved in writing by both of those entities and Lessor.

       11. DISPUTES BETWEEN LESSEE AND CHAMPION INDUSTRIES. Lessee agrees that --before undertaking any litigation with CHAMPION INDUSTRIES on any subject pertaining to the former Original Premises or the rights and/or obligations of Lessee and CHAMPION INDUSTRIES as tenants of a portion of such Original Premises
- Lessee will do the following:

          (a) notify Alden Management Group ("Alden") as Lessor's property manager in writing of the nature of the dispute at least twenty
               (20) days in advance of filing litigation (except for matters requiring emergency injunctive relief) which notification shall be subject to such confidentiality requirements as Lessee deems necessary; and

          (b) submit to mediation with Alden or its designee as mediator at a date Alden specifies, which shall be within the 20-day period described in Paragraph 11(a) of this Second Amendment or as soon thereafter as reasonably possible for all concerned.

       12. OTHER RIGHTS AND OBLIGATIONS TO BE AFFECTED BY ARRANGEMENTS WITH CHAMPION INDUSTRIES. The provisions of the Lease pertaining to the tenant's rights and obligations relative to insurance, condemnation, signage and parking shall require Lessee and CHAMPION INDUSTRIES jointly to abide by the obligations and act reasonably in deciding how to apportion between them the applicable rights involved.

       13. DAMAGE OR DESTRUCTION. Notwithstanding any other provision hereof, the damage and destruction provisions (Paragraphs 9.1 through 9.8) of the Lease shall be understood to apply to the former Original Premises (the total space included in the Thermco Premises and the Champion Space). Consequently, if any termination is to occur, it shall apply to the whole of such Original Premises; and neither Lessee nor CHAMPION INDUSTRIES can terminate its tenancy because of damage or destruction without obtaining the consent of the other to terminate the latter's occupancy as well.

       14. BROKERAGE COMMISSION/FINDER'S FEE. Except for a brokerage commission payable by Lessor to Alden, there shall be no broker's commission or finder's fee payable as a result of the


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execution of this Second Amendment or the companion rental agreement between
Lessor and CHAMPION INDUSTRIES, nor as a result of the transactions embodied or described therein.

       15. LEASE IN FULL FORCE AND EFFECT. Except as otherwise specifically indicated herein, all terms and conditions of the Lease, the First Amendment and the Second Amendment, as they may be amended from time to time by the parties in accordance with the provisions of the Lease, shall remain in full force and effect and shall apply during the option terms. Except as modified hereby, the Lease as amended by the First Amendment remains in full force and effect.


ACCEPTED AND AGREED:
LESSOR:                            LESSEE:
The Klokke Corporation,            Silicon Valley Group, Inc.,
a California Corporation           a California Corporation


By /s/ Karl C. Klokke              By /s/ Russell Weinstock
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Title: President                      Title: Vice President of Finance
      --------------------                   -------------------------


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